INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of December 1, 1995 between THE ARBOR FUND, a Massachusetts business trust (the "Fund"), and PNC INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (the "Advisor").

         WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain Advisor to furnish investment advisory services to the Fund and Advisor is willing to so furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       Appointment.

                  (a) The Fund hereby appoints Advisor to act as investment advisor to the following investment portfolio of the Fund: California Tax Exempt Portfolio (the "Portfolio"), for the period and on the terms set forth in this Agreement. Advisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

                  (b) In the event that the Fund establishes one or more portfolios other than the Portfolio with respect to which it desires to retain Advisor to act as investment adviser hereunder, the Fund shall notify Advisor in writing. If Advisor is willing to render such services under this Agreement it shall notify the Fund in writing whereupon, subject to such shareholder approval as may be required pursuant to Paragraph 10 hereof, such portfolio shall become a portfolio hereunder and shall be subject to the provisions of this Agreement to the same extent as the Portfolio named above in subparagraph (a) except to the extent that said provisions (including those relating to the compensation payable by the Fund to Advisor) are modified with respect to such portfolio in writing by the Fund and Advisor at the time.

         2. Sub-Contractors. It is understood that Advisor will from time to time employ or associate with such person or persons as Advisor may believe to be particularly fitted to assist it in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by Advisor and that Advisor shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions. Such person or persons shall be employed pursuant to sub-advisory agreements agreeable to the Fund and approved in accordance with the provisions of the 1940 Act.



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         3.  Delivery of Documents.  The Fund has furnished Advisor with copies, properly certified or authenticated, of each of the following:

                  (a) Resolutions of the Fund's Board of Trustees authorizing the appointment of Advisor as the Portfolio's advisor and approving this Agreement;

                  (b) The Fund's Declaration of Trust as filed with the State Secretary of the Commonwealth of Massachusetts and the Boston City Clerk on
                       July 24, 1992;

                  (c)  The Fund's By-Laws;

                  (d) The Fund's Notification of Registration on Form N- 8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on August 11, 1992;

                  (e) The Fund's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and 1940 Act, as filed with the SEC on August 11, 1992, and all amendments thereto; and

                  (f) The Fund's most recent prospectus(es) for the Portfolio (such prospectus(es) together with the related statement(s) of additional information, as currently in effect and all amendments and supplements thereto, are herein called "Prospectus").

         The Fund will furnish Advisor from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         4. Services. Subject to the supervision of the Fund's Board of Trustees, Advisor will (either directly or through the sub- advisors and other sub-contractors employed by it in accordance with Section 2 hereof) provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio. Advisor will (either directly or through the sub-advisors and other sub-contractors employed by it in accordance with Paragraph 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio and will place the daily orders for the purchase or sale of securities. Advisor will provide the services rendered by it under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the

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Portfolio's Prospectus (as currently in effect and as it may be amended or supplemented from time to time) and the resolutions of the Fund's Board of Trustees. Advisor further agrees that it:

                  (a) will comply with all applicable rules and regulations of the SEC and will in addition conduct its activities under this Agreement in accordance with other applicable law;

                  (b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. In addition, Advisor is authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with Advisor, the sub-advisors or the Fund's distributor) in compliance with applicable law. In no instance, however, will the Portfolio's securities be purchased from or sold to Advisor, any sub-advisor, the Fund's distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

                  (c) will maintain books and records with respect to the Portfolio's securities transactions and will furnish the Fund's Board of Trustees such periodic and special reports as the Board may request;

                  (d) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Advisor makes investment recommendations for the Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, Advisor and the sub-advisors will not inquire or take into consideration whether securities of those customers are held by the Fund; and

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                  (e)  will treat confidentially and as proprietary
                       information of the Fund all records and other information relative to the Fund, the Portfolio and the Fund's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         5. Services Not Exclusive. Advisor's services hereunder are not deemed to be exclusive, and Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

         6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         7. Expenses. During the term of this Agreement, Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Portfolio.

         8. Compensation.

                  (a) For the services provided and the expenses assumed pursuant to this Agreement the Fund will pay Advisor and Advisor will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rate: .095% of the Portfolio's average daily net assets. Prior to the requisite approval of this Agreement by the shareholders of the California Tax Exempt Portfolio, Advisor agrees to accept a fee from the Fund for its services hereunder with respect to the Portfolio at the level the Portfolio was required to compensate its previous investment adviser pursuant to its most recent investment advisory agreement. Such fee as is attributable to the Portfolio shall be a separate charge to the Portfolio and shall be the several (and not joint or joint and several) obligation of the Portfolio.

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                  (b) If in any fiscal year the aggregate expenses of the
Portfolio (as defined under the securities regulations of any state having jurisdiction over the Portfolio) exceeds the expense limitations of any such state, Advisor will bear its share of the amount of such excess in proportion to the aggregate fees otherwise payable to it hereunder and to the Fund's administrator under its administration agreement with the Fund. The obligation of Advisor to reimburse the Fund under this Paragraph 8(b) is limited in any fiscal year to the amount of its fees otherwise payable hereunder attributable to the Portfolio for such fiscal year, provided, however, that notwithstanding the foregoing, Advisor shall reimburse the Fund for the full amount of its share of any such excess expenses regardless of the amount of fees otherwise payable to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Portfolio so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

         9. Limitation of Liability. Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         10. Duration and Termination. This Agreement will become effective as of the date hereof with respect to the Portfolio listed in Section 1(a) hereof and, with respect to any additional portfolio, on the date of receipt by the Fund of notice from Advisor in accordance with Section 1(b) hereof that Advisor is willing to serve as investment advisor with respect to such portfolio, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved by the shareholders of such portfolio(s) in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect with respect to the Portfolio until December 1, 1997. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio for successive annual periods ending on December 1, provided such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Funds's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the

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Portfolio), or by Advisor on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

         11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

         12. Release. The names "The Arbor Fund" and "Trustees of The Arbor Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Arbor Fund" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

    13. Miscellaneous. This Agreement replaces any prior or contemporaneous agreements between the parties hereto regarding the California Tax Exempt Portfolio with respect to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and shall be governed by Delaware law.

         14. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                        THE ARBOR FUND


                                        By:____________________________________
                                           Title:



                                        PNC INSTITUTIONAL
                                        MANAGEMENT CORPORATION


                                        By:____________________________________
                                        Title:

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